[Aetna Logo]                                            Aetna Inc.
[Aetna Letterhead]                                      151 Farmington Avenue
                                                        Hartford, CT 06156-8975

                                                        Julie E. Rockmore
                                                        Counsel
                                                        AFS Law, TS31
October 27, 2000                                        (860) 273-4686
                                                        Fax: (860) 273-0385


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Aetna Life Insurance and Annuity Company
    Registration Statement on Form S-2
    Prospectus Title: ALIAC Multi-Rate Annuity
    File No.: 333-______

Dear Sirs:

As counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the ALIAC Multi-Rate Annuity (the "Account"), a credited interest option available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with this opinion, I or those for whom I have supervisory responsibility, have reviewed the Registration Statement on Form S-2 for the Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Julie E. Rockmore
---------------------
Julie E. Rockmore
Counsel
Aetna Life Insurance and Annuity Company